SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Earliest Event Reported: March 21, 2001

TEXOIL, INC.
(Exact name of issuer as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	0-12633 (Commission File Number)	88-0177083 (IRS Employer Identification No.)

110 Cypress Station Drive, Suite 220 Houston, Texas 77090 (Address of principal executive offices)

(281) 537-9920
Issuer's telephone number

(not applicable)
(Former name or former address, if changed since last report)

5.     Other Events.

          On January 18, 2001, Ocean Energy, Inc. ("OEI"), its wholly-owned subsidiary, OEI Acquisition Corp. ("OEIAC"), and Texoil, Inc. ("Texoil"), executed a definitive Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which OEI would acquire Texoil for approximately $130 million in total consideration, including debt of $15 million, plus certain other liabilities. The acquisition was structured utilizing a cash tender offer for all of the shares of (i) common stock of Texoil, par value $.01 per share, ("Common Stock") and (ii) Series A Convertible Preferred Stock of Texoil, par value $.01 per share, ("Preferred Stock") and a subsequent merger to acquire all remaining outstanding shares of Common Stock and Preferred Stock. Pursuant to the Merger Agreement, on January 24, 2001, OEIAC commenced a cash tender offer (the "Tender Offer") for (i) all of the outstanding shares of Common Stock for $8.25 per share in cash, net to the seller and (ii) all of the outstanding shares of Preferred Stock for $18.04 per share in cash, net to the seller. The Tender Offer expired at midnight, New York City time, on February 22, 2001. Thereafter, OEIAC accepted for payment and paid for (i) all 7,265,182 shares of Common Stock tendered, representing approximately 97.6% of the outstanding Common Stock and (ii) all 2,991,465 shares of Preferred Stock tendered, representing 100% of the outstanding Preferred Stock. On March 21, 2001, OEIAC and Texoil effected a merger (the "Merger") whereby OEIAC merged with and into Texoil, with Texoil being the surviving corporation. Pursuant to the Merger Agreement, upon consummation of the Merger, (i) Texoil, Inc. became a wholly-owned subsidiary of OEI and (ii) the shares of Common Stock not tendered in connection with the Tender Offer were converted, subject to dissenters' rights, into the right to receive a cash payment of $8.25 per share of Common Stock.

          This Form 8-K contains statements which may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievements to be materially different from any future results, performance and achievement expressed or implied by such forward-looking statements.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

               99.1.       Press Release, dated March 21, 2001.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 21, 2001

TEXOIL, INC. By: ROBERT K. REEVES ______________________________ Name: Robert K. Reeves Title: Executive Vice President, General Counsel and Secretary